                          CHANGE IN CONTROL AGREEMENT

        This Change in Control Agreement ("Agreement") is entered into by and between FVNB Corp., a Texas corporation, (the "Company") and David M. Gaddis ("you" or "your") on and effective this 24th day of January, 2001.
                                        ----        --------

        WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many corporations, the possibility of a "Change in Control" (as hereinafter defined) may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders;

        WHEREAS, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company;

        WHEREAS, in order to induce you to remain in the employ of the Company, this letter agreement, which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a Change in Control of the Company under the circumstances described below;

        NOW, THEREFORE, the Company and you agree as follows:

1. AGREEMENT TO PROVIDE SERVICES; RIGHT TO TERMINATE. If an event occurs or commences which upon completion would trigger a Change in Control as defined in Section 3, you agree that you will not leave the employment of the Company (other than as a result of Disability or upon Retirement, as such terms are hereinafter defined) and will render the services contemplated in the recitals to this Agreement until such triggering event has been abandoned or terminated or a Change in Control of the Company, as defined in Section 3 hereof, has occurred, and the Company agrees that it will not terminate your employment with the Company for any reason other than "Cause," as hereinafter defined, during that period.

2. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect until 5:00 p.m. Central time on January 1, 2002; provided, however, that commencing on January 1, 2002 and each January thereafter, the term of this Agreement shall automatically be extended for one additional year unless the Company or you shall have given notice by 5:00 p.m. Central time on the immediately preceding October 1 that this Agreement shall not be extended; and provided further that this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a Change in Control of the Company, as defined in
        Section 3 hereof, shall have occurred during such term. Notwithstanding anything in this Section 2 to the contrary, this Agreement shall terminate if you or the Company terminates your employment prior to a Change in Control of the Company, as defined in
        Section 3 hereof.

3. CHANGE IN CONTROL. The term "Change of Control" shall mean the occurrence of any of the following events:

        (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any affiliate (as defined in Rule 144 under the Securities Act) of the Company as of the Effective Date, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Stock of the Company)), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
              Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing more than 50% of the combined voting power of the Company's then outstanding voting securities; provided, however, a Change in Control shall not be deemed to occur solely because such person acquired beneficial ownership of more than 50% of the combined voting power of the Company's then outstanding voting securities as a result of the acquisition of voting securities by the Company, which by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition by the Company, such person becomes the beneficial owner of any additional voting securities which increases the percentage of the then outstanding voting securities beneficially owned by such person, then a Change in Control shall occur;

        (ii) during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsection (i), (iii) or (iv) of this
              Section 3) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

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

        (iii) the shareholders of the Company approve a merger, consolidation or reorganization of the Company with any other corporation, other than a merger, consolidation or reorganization (i) with a wholly-owned subsidiary of the Company which would result in all or some of the shareholders of the Company immediately following such merger, consolidation or reorganization owning, directly or indirectly immediately following such merger, consolidation or reorganization, 100% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or reorganization, or (ii) which would result in the shareholders of the Company immediately following such merger, consolidation or reorganization owning, directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization; or

        (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

4. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in Section 3 hereof constituting a Change in Control of the Company shall have occurred, you shall be entitled to the benefits provided in paragraphs (iii) and (iv) of Section 5 hereof upon the termination of your employment within twenty-four (24) months after such event, unless such termination is (a) because of your death or Retirement, (b) by the Company for Cause or Permanent Disability or
        (c) by you for Permanent Disability or other than for Good Reason (as all such capitalized terms are hereinafter defined).

        (i) Permanent Disability. Termination due to Permanent Disability shall mean termination because of disability caused by accident, illness, or insanity resulting in your inability, for a period of three (3) substantially consecutive months, to fully perform the duties which you were performing prior to such disability and which will cause you to be "permanently and totally disabled" as defined by Section 22(e)(3) of the Code and corresponding provisions of successor statutes.

        (ii) Retirement. Termination by you or by the Company of your employment based on Retirement shall mean termination because of retirement in accordance with the policy of the Company then in effect governing the retirement of executive officers.

        (iii) Cause. Termination by the Company of your employment for Cause shall mean termination by the Company upon (a) your failure to satisfactorily perform your responsibilities and duties as prescribed and amended from time to time, other than because of incapacity due to physical or mental illness, or (b) your being charged with an act punishable by imprisonment or your committing an act of moral turpitude, or (c) your engaging in conduct which is detrimental to the Company's reputation, character, or standing or otherwise injurious to the Company, monetarily or otherwise, including, but not limited to, embezzlement, fraud, theft, dishonesty, misfeasance, malfeasance, neglect of duties, incompetence and insubordination, or (d) any violation by you of the policies and procedures promulgated from time to time by the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than seventy-five percent of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a),
              (b), (c) or (d) of this paragraph (iii) and specifying the particulars thereof in detail.

        (iv) Good Reason. For purposes of this Agreement, termination by you of your employment for "Good Reason" shall mean termination by you based on:

              (a) an adverse change in your status or position(s) as an
                  executive officer of the Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in your status or position as a result of a material diminution in your authority, duties or responsibilities (other than, if applicable, any such changes directly attributable to the fact that the Company is no longer publicly owned) or the assignment to you of any duty or responsibility which in your reasonable judgement is inconsistent with such status or position, or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason);

              (b) a reduction by the Company in your most recent annualized salary as in effect immediately prior to the Change in Control;

              (c) the failure by the Company to continue in effect any Plan
                  (as hereinafter defined) in which you are participating at the time immediately prior to the Change in Control of the Company (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time immediately prior to the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case immediately prior to the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you immediately prior to the Change in Control;

              (d) the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy as in effect immediately prior to the Change in Control;

              (e) the Company's requiring you to be based anywhere other than where your office is located immediately prior to the Change in Control except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the Change in Control;

              (f) the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section 6 hereof; or

              (g) any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (vi) below (and, if applicable, paragraph (iii) above); and for purposes of this Agreement, no such purported termination shall be effective.

        (v) Plan. For purposes of this Agreement, Plan shall mean any compensation plan such as an incentive stock option or restricted stock plan or any employee welfare or pension benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

        (vi) Notice of Termination. Any purported termination by the Company or by you following a Change in Control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

        (vii) Date of Termination. Date of Termination following a Change in Control shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by the Company for Cause or by you pursuant to Sections 4(iv)(f) and 6 hereof or for any other Good Reason, the date specified in the Notice of Termination, which in no event shall be a date earlier than the date on which a Notice of Termination is given, or (c) if your employment is to be terminated by the Company for any reason other than Cause, the date specified in the Notice of Termination, which in no event shall be a date earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination. In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty (30) days after receipt by you of the Notice of Termination with respect thereto, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 13 hereof. During the pendency of any such dispute, the Company will continue to pay you your full compensation in effect just prior to the time the Notice of Termination is given and until the dispute is resolved in accordance with Section 13.

5.      COMPENSATION UPON TERMINATION OR DURING DISABILITY; OTHER AGREEMENTS.

        (i) During any period following a Change in Control that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with paragraphs 4(i) and 4(vi) hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

        (ii) If your employment shall be terminated for Cause following a Change in Control of the Company, the Company shall pay you your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been paid to you. Thereupon the Company shall have no further obligations to you under this Agreement.

        (iii) Subject to Section 8 hereof, if, within twenty-four (24) months after a Change in Control of the Company shall have occurred, as defined in Section 3 above, your employment by the Company shall be terminated by the Company other than for Cause, Disability or Retirement or by you for Good Reason then, by no later than the fifth day following the Date of Termination (except as otherwise provided), you shall be entitled, without regard to any contrary provisions of any Plan, to the benefits as provided below:

              (a) the Company shall pay your salary through the Date of
                  Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you (including amounts which previously had been deferred at your request); and

              (b) as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you an amount in cash equal to two and 99/100 (2.99) times your annualized includible compensation for the base period (as defined in Section 280G(d)(1) of the Internal Revenue Code of 1986 (the Code) and any regulations issued thereunder).

        (iv) Following a Change in Control of the Company, unless you are terminated for Cause, Disability or Retirement or you terminate your employment other than for Good Reason, the Company shall maintain in full force and effect, for the continued benefit of you, your spouse, and your dependents for a period terminating on the earliest of (a) the commencement date of equivalent benefits from a new employer or (b) your normal retirement date under the terms of the Retirement Plan, all insured and self-insured employee welfare benefit Plans in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such Plans (and any applicable funding media) and you continue to pay an amount equal to your regular contribution under such Plans for such participation as adjusted for any increases in contributions or premiums in the same manner as other participants in the Plans. If you reach your normal retirement date as defined in the Retirement Plan and you have not previously received or are not then receiving equivalent benefits from a new employer, the Company shall arrange, at its sole cost and expense, to enable you to convert your, your spouse's, and your dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions. In the event that your participation in any such Plan is barred, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of you, your spouse, and your dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this paragraph
              (iv) or, if such insurance is not available at a reasonable cost to the Company, the Company shall otherwise provide you and your dependents equivalent benefits (on an after-tax basis). You shall not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans as adjusted to reflect increased charges in the same manner as adjusted for other participants in the Plans.

        (v) Except as specifically provided in paragraph (iv) above, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

6.      SUCCESSORS; BINDING AGREEMENT.

        (i) Upon your written request, the Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of its obligations under this Agreement. Failure of such Person to furnish such assent by the later of (A) three business days prior to the time such Person becomes a Successor or (B) two business days after such Person receives a written request to so assent shall constitute Good Reason for termination by you of your employment and, if a Change in Control of the Company occurs or has occurred, shall entitle you immediately to the benefits provided in paragraphs (iii) and (iv) of Section 5 hereof upon delivery by you of a Notice of Termination. For purposes of this Agreement, Successor shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's Voting Securities, all or substantially all of its assets, or otherwise.

        (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

        (iii) For purposes of this Agreement, the Company shall include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist.

7. FEES AND EXPENSES; MITIGATION.

        (i) The Company shall pay all reasonable legal fees and related expenses incurred by you in connection with the Agreement following a Change in Control of the Company, including, without limitation, (a) all such fees and expenses, if any, incurred in contesting or disputing any such termination or incurred by you in seeking advice with respect to the matters set forth in
              Section 8 hereof or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however, you shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith.

        (ii) You shall not be required to mitigate the amount of any payment the Company becomes obligated to make to you in connection with this Agreement, by seeking other employment or otherwise.

8. TAXES.

        (i) All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

        (ii) Notwithstanding anything in the foregoing to the contrary, if any of the payments provided for in this Agreement, together with any other payments which you have the right to receive from the Company or any corporation which is a member of an affiliated group (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a parachute payment (as defined in Section 280G(b)(2) of the Code), the payments pursuant to this agreement shall be an amount sufficient to cover the excise tax on any excess parachute payments. The payments should be calculated as follows: the gross-up amount will equal 20% of the amount of the parachute less 20% of the base amount divided by 80% less the aggregate applicable income tax rate.

9. SURVIVAL. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 5, 6(ii), 7, 8, 13 and 14 of this Agreement shall survive any termination of this Agreement following a Change in Control.

10. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to the address set forth below or, in the case of the undersigned employee, to the address set forth below his signature, provided that all notices to the Company shall be directed to the attention of the Board of Directors of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and the Chairman of the Board or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Notwithstanding any provisions to the contrary, the Board reserves the right to provide you with additional benefits, including, but not limited to, providing benefits hereunder in excess of the limitations described in Section 8, which the Board determines are appropriate in its sole discretion.

12. GOVERNING LAW; VALIDITY. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the nearest local office of the American Arbitration Association (AAA) in accordance with the rules of the AAA then in effect or by three arbitrators who have been selected by mutual agreement of the parties who proceed in accordance with the rules of the AAA then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 13.

14. EMPLOYEE'S COMMITMENT. You agree that subsequent to your period of employment with the Company, you will not at any time communicate or disclose to any unauthorized person without the written consent of the Company, any proprietary processes of the Company or any subsidiary or other confidential information concerning their business, affairs, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of the Company and its subsidiaries, taken as a whole; it being understood, however, that the obligations of this Section 14 shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances where you are legally required to do so or
        (b) become generally known to and available for use by the public otherwise than by your wrongful act or omission. The intent of this
        Section 14 is not to create a non-competition agreement but to protect the rights of the Company as provided above.

15. RELATED AGREEMENTS. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                  FVNB CORP.


                                  By:     /s/  Michael S. Anderson
                                     ------------------------------------------
                                     Michael S. Anderson, Chairman of the Board
                                     101 South Main Street
                                     Victoria, Texas  77901



                                         /s/  David M. Gaddis
                                     ------------------------------------------
                                     David M. Gaddis, President & C.E.O.
                                     101 South Main Street
                                     Victoria, Texas  77901



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